UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HRG GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HRG GROUP, INC.
450 Park Avenue, 29th Floor
New York, New York 10022

April 30, 2018
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of HRG Group, Inc., to be held on June 12, 2018, at 12:00 p.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064.
At the meeting, stockholders will be asked to consider matters contained in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. We will also consider any additional business that may be properly brought before the Annual Meeting.
If you wish to attend the Annual Meeting in person, you must reserve your seat by June 1, 2018 by contacting our Investor Relations Department at (212) 906-8560. Additional details regarding requirements for admission to the Annual Meeting are described in the proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”
If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact our Investor Relations Department at (212) 906-8560 or our proxy solicitor, Georgeson LLC, toll-free, at (866) 785-7395. If you are the stockholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, American Stock Transfer & Trust, by telephone at (800) 937-5449 (within the U.S.) or (718) 921-8124 (International). If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the Annual Meeting or your stock ownership.
Stockholders of record can vote their shares by attending the Annual Meeting or by submitting a proxy through the mail, over the Internet, or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Please make sure to read the enclosed information carefully before voting your shares. You may also vote your shares by marking your votes on the enclosed proxy or following the enclosed voting instruction card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name, you should vote your shares in accordance with the instructions of your bank or brokerage firm or other nominee.
We appreciate your continued interest in HRG Group, Inc.

Sincerely,
Ehsan Zargar
Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary

HRG GROUP, INC.
450 Park Avenue, 29th Floor
New York, New York 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2018
April 30, 2018
To Our Stockholders:
We will hold the Annual Meeting of Stockholders (“Annual Meeting”) of HRG Group, Inc., a Delaware corporation (the “Company,” “HRG,” “we,” “us” or “our”), on June 12, 2018 at 12:00 p.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064. The purposes of the Annual Meeting are to:
1. elect two Class II directors; and
2. ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.
Our Board of Directors recommends a vote FOR the nominees in Proposal 1 and FOR Proposal 2. These proposals are described in the attached proxy statement, which you are encouraged to read fully. Stockholders will also consider any additional business that may be properly brought before the Annual Meeting or any adjournment or postponement thereof.
The purpose of this meeting is set forth above and does not relate to the special meeting of HRG stockholders that will be held in connection with the proposed merger by and between HRG and its majority owned subsidiary, Spectrum Brands Holdings, Inc. A separate proxy will be delivered and a special meeting of HRG stockholders will be held with respect to such merger.
If you wish to attend the Annual Meeting in person, you must reserve your seat by June 1, 2018 by contacting our Investor Relations Department at (212) 906-8560. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”
Our Board of Directors has set the close of business on April 20, 2018 as the record date for the Annual Meeting (the “Record Date”). The stock transfer books of the Company will not be closed following the Record Date, but only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and will also be available for ten days prior to the Annual Meeting, during normal business hours, at the principal office of the Company, located at 450 Park Avenue, 29th Floor, New York, New York 10022.
The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting.
By Order of the Board of Directors,
Ehsan Zargar
Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary

HRG GROUP, INC.
450 PARK AVENUE, 29th FLOOR
NEW YORK, NEW YORK 10022
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

HRG GROUP, INC.
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND ANNUAL MEETING
Why am I receiving these materials?
This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are being furnished to the stockholders of HRG Group, Inc. (the “Company,” “HRG,” “we,” “us” or “our”) by the Board of Directors of the Company (the “Board” or “Board of Directors”) to solicit your proxy to vote at the 2018 Annual Meeting of Stockholders of the Company and any adjournments or postponements thereof (the “Annual Meeting”) to be held on June 12, 2018, at 12:00 p.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064.
This Proxy Statement summarizes the information that holders of shares of our common stock, par value $0.01 per share (“Common Stock”), need to vote at the Annual Meeting. Unless stated otherwise herein or the context requires otherwise, references to “shares” means shares of our Common Stock, and “stockholder” means a holder of our Common Stock.
We will begin mailing this Proxy Statement, along with the proxy card and the other materials listed below, on or about April 30, 2018. To ensure that your proxy is voted at the Annual Meeting, your proxy should be received no later than 5:00 p.m., Eastern Time, on June 7, 2018 if given by mail, or by 11:59 p.m., Eastern Time, on June 11, 2018 if submitted by telephone or over the Internet.
We have requested that banks, brokerage firms and other nominees who hold shares on behalf of the beneficial owners of our shares (such stock is often referred to as being held in “street name”) as of the close of business on April 20, 2018 forward these materials, together with a proxy card or voting instruction card, to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
What materials am I receiving?
You are receiving:
1. this Proxy Statement for the Annual Meeting;
2. a proxy card or voting instruction form for the Annual Meeting; and
3. a report (the “2017 Annual Report”) containing financial statements and other information in respect of the Company’s fiscal year ended September 30, 2017 (“Fiscal 2017”).
What is the purpose of the Annual Meeting?
At the Annual Meeting, including any adjournment or postponement thereof, our stockholders will be asked to consider and vote upon four proposals to:
1. Elect Messrs. Glovier and Steinberg as Class II directors; and
2. Ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018 (“Fiscal 2018”).
You may also be asked to consider and vote to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Other than matters incident to the conduct of the Annual Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter at their discretion.
How does this Proxy relate to the proposed merger that the Company has announced?
This proxy statement and the meeting of stockholders contemplated hereby is not related to the previously announced proposed merger (“Merger”) between HRG and Spectrum Brands Holdings, Inc. (“Spectrum Brands”), a majority-owned subsidiary of the Company. In connection with the Merger, the Company will hold a special meeting for its stockholders to approve certain proposals related to the Merger. HRG and Spectrum Brands have or will file a separate registration statement on Form S-4 that will include a joint proxy statement of HRG and Spectrum Brands related to the special meeting. After the registration statement is declared effective, a definitive joint proxy statement will be mailed to stockholders of HRG and Spectrum Brands. You are urged to read the Company’s and Spectrum Brands’ other filings related to the Merger and the transactions contemplated thereby because these materials will contain important information.
Who are the nominees for election and what would be the size and composition of the Board and its standing committees following their election?
The nominees for election as Class II directors at the Annual Meeting are Messrs. Glovier and Steinberg. See “Proposal 1 Election of Directors — Nominees for Election as Directors” for our nominees’ biographical information. Messrs. Ianna and Luterman will continue as Class III directors and Messrs. McKnight and Whittaker will continue as Class I directors.

As of the date hereof, Messrs. Glovier, Ianna, Luterman, and McKnight are “independent” directors under the applicable SEC rules, the NYSE Listed Company Manual and other rules (“NYSE Rules”) and the Company’s Corporate Governance Guidelines. As of the date hereof, our Audit Committee is comprised of Messrs. Luterman (Chairman), Glovier and Ianna. Messrs. Luterman and Ianna qualify as “audit committee financial experts,” as defined by Item 407(d)(5)(ii) of Regulation S-K. As of the date hereof, our Compensation Committee is comprised of Messrs. Ianna (Chairman), Glovier, Luterman and McKnight. As of the date hereof, our Nominating and Corporate Governance Committee (our “NCG Committee”) is comprised of Messrs. Ianna (Chairman), Glovier, Luterman and McKnight.
What does our Board recommend?
Our Board recommends that you vote FOR the nominees in Proposal 1 and FOR Proposal 2.
Who can vote?
Our Board has fixed the close of business on April 20, 2018 as the date to determine the stockholders who are entitled to attend and vote at the Annual Meeting (the “Record Date”). On the Record Date, our outstanding capital stock consisted of 203,103,593 shares of Common Stock, which was held by approximately 1,416 holders of record including persons who hold shares for an indeterminate number of beneficial owners. Each share of Common Stock is entitled to one vote in the election of directors and on each matter submitted for stockholder approval.
Can I obtain a list of stockholders entitled to vote at the Annual Meeting?
At the Annual Meeting, and at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available at our principal office, 450 Park Avenue, 29th Floor, New York, New York 10022, during regular business hours. Stockholders of record may inspect the list for proper purposes during normal business hours.
What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?
Stockholder of record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust. Our proxy materials were sent directly to you by the Company and you can vote your shares as instructed on the accompanying proxy card.
Beneficial owner of shares held in “street name.” You are a beneficial owner if at the close of business on the Record Date your shares were held in the name of your bank, brokerage firm or other nominee. Being a beneficial owner means that your shares are held in “street name.” Our proxy materials were forwarded to you by that organization, and their instructions for voting your shares should accompany this Proxy Statement.
How do I attend the Annual Meeting and do I need to do anything in advance to attend?
All stockholders at the close of business on the Record Date are invited to attend the Annual Meeting. All stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at (212) 906-8560 by June 1, 2018 to reserve a seat at the Annual Meeting. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their share ownership can be verified. A beneficial owner holding shares in “street name” must also bring an account statement or letter from his or her bank or brokerage firm showing that he or she beneficially owns shares as of the close of business on the Record Date, along with a form of photo identification. Registration will begin at 11:30 a.m., Eastern Time and the Annual Meeting will begin at 12:00 p.m., Eastern Time. Please note that the use of cameras and other recording devices will not be allowed at the Annual Meeting.
If I am a stockholder of record, how do I vote and what are the voting deadlines?
Stockholders of record. If you are a stockholder of record, there are several ways for you to vote your shares:

•
By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating the proxy card received and returning it in the prepaid envelope by following the instructions that appear on the proxy card. Proxy cards submitted by mail must be received no later than 5:00 p.m., Eastern Time, on June 7, 2018 to be voted at the Annual Meeting.

•
By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day, 7 days a week. Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on June 11, 2018 to be voted at the Annual Meeting.

•
In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Details regarding requirements for admission to the Annual Meeting are described in this Proxy Statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”
I hold my shares in “street name,” how do I vote and what are the voting deadlines?
If you are a beneficial owner of your shares, you should have received voting instructions from the bank, brokerage firm or other nominee holding your shares. You should follow such instructions in order to instruct your bank, brokerage firm or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, brokerage firm or other nominee holding your shares. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares. Details regarding requirements for admission to the Annual Meeting are described in this Proxy Statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”
Can I revoke or change my vote after I submit my proxy?
Stockholders of record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date, since only your latest proxy card received no later than 5:00 p.m., Eastern Time, on June 7, 2018 will be counted;

•	submitting a later-dated vote by telephone or via the Internet, since only your latest Internet or telephone vote received by 11:59 p.m., Eastern Time, on June 11, 2018 will be counted;

•	attending the Annual Meeting in person and voting again; or

•
delivering a written revocation to Ehsan Zargar, Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary at HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, no later than 5:00 p.m., Eastern Time, on June 11, 2018.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote.
What is a “quorum”?
We may hold the Annual Meeting only if a “quorum” is present, either in person or by proxy. A “quorum” is a majority of our outstanding shares entitled to vote on the Record Date. Your shares will be counted towards establishing a quorum if you vote by mail, telephone, or over the Internet or if you vote in person at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present at the Annual Meeting, we may adjourn the meeting from time to time until we have established a quorum.
What if I do not give specific instructions?
Stockholder of record. If you are a record holder of shares and you do not give specific voting instructions, the proxy holders will vote your shares as recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owner of shares held in “street name.” If your shares are held in “street name” and you do not give specific voting instructions to your nominee, then, under the NYSE Rules, your nominee generally may vote on routine matters but cannot vote on non-routine matters. If you do not give instructions on how to vote your shares on a non-routine matter, your nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is generally referred to as a “broker non-vote.”
Which ballot measures are “routine” or “non-routine”?
Proposal 1 (election of directors), is considered a non-routine matter under applicable rules. A brokerage firm or other nominee cannot vote without instructions on a non-routine matter. Therefore, if you hold your shares in street name, it is critical that you give instructions on how to cast your vote with respect to this matter if you want your votes to count. If you do not instruct your bank, brokerage firm or other nominee how to vote on this matter, no votes will be cast on your behalf.
Proposal 2 (the ratification of the appointment of KPMG as our independent registered public accounting firm for Fiscal 2018) is considered routine under applicable rules. A broker or other nominee generally may vote on routine matters, and therefore no broker non-votes are expected in connection with this matter.
What vote is required to approve the proposals?
Each director nominee who receives an affirmative vote by the holders of a plurality of the votes cast will be elected a director (Proposal 1).
The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify the appointment of KPMG as our independent registered public accounting firm for Fiscal 2018 (Proposal 2).

With regards to Proposal 1 (election of directors), shares represented by proxies that are marked “WITHHOLD” and shares that are not voted will be excluded entirely from the vote and will have no effect on the outcome of this vote because the directors are elected by a plurality vote. With regards to Proposal 2 (ratification of KPMG’s appointment as auditor), shares marked as “ABSTAIN” and shares which are not voted will be considered present in person or represented by proxy at the Annual Meeting and will have the effect of a vote against this proposal because approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.
How are broker “non-votes” and abstentions treated?
Broker “non-votes” and shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.
Broker “non-votes” and abstentions will: (i) have no effect on the outcome of the votes on Proposal 1 (election of directors) because this proposal is determined by a plurality vote and (ii) have the effect of a vote against Proposal 2 (ratification of KPMG’s appointment as auditor) because approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.
Who will count the votes and serve as the inspector of election?
The Company expects to engage American Stock Transfer & Trust as the independent inspector of election to tabulate stockholder votes at the Annual Meeting. In the event American Stock Transfer & Trust is not engaged, one or more persons appointed by the Company will serve as the inspector of election.
Who is making and paying for this proxy solicitation?
This proxy is solicited on behalf of our Board. Certain officers, directors and other employees may also solicit proxies on our behalf by mail, telephone, fax, Internet or in person. The Company is paying for the cost of preparing, assembling and mailing this proxy soliciting material. We have engaged Georgeson LLC (“Georgeson”) to assist us in the distribution of proxy materials and the solicitation of votes described above. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $7,500, excluding out-of-pocket expenses. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable charges and expenses to forward our proxy materials to their customers or principals.
What is the deadline to propose actions for consideration at the 2019 Annual Meeting of Stockholders?
We expect to hold our 2019 Annual Meeting of Stockholders in June 2019. Under Exchange Act Rule 14a-8, for a stockholder’s proposal to be considered timely for inclusion in our proxy statement and form of proxy relating to the 2019 Annual Meeting of Stockholders, generally we must receive such proposal by the close of business on the 120th day prior to the first anniversary of the date of this Proxy Statement. However, if the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting, we must receive such proposal within a reasonable time prior to the Company beginning to print and distribute proxy materials for such meeting.
For a stockholder’s proposal to be considered timely under our Bylaws (and subject to all of the provisions fully set forth therein) for consideration at our 2019 Annual Meeting of Stockholders (without inclusion in the proxy statement for such meeting pursuant to Rule 14a-8), it generally must be received no later than the close of business on the 90th day (and no earlier than the close of business on the 120th day) prior to the first anniversary of this year’s Annual Meeting. However, if the date of the 2019 Annual Meeting of Stockholders is more than 30 days before (or more than 70 days after) the first anniversary of this year’s Annual Meeting, then notice by the stockholder must received: (i) no earlier than the close of business on the 120th day prior to the 2019 Annual Meeting of Stockholders; and (ii) no later than the close of business on the later of: (a) the 90th day prior to such meeting; or (b) the 10th day following the day on which we publicly announce the meeting date.
Where can I find voting results?
We will announce preliminary voting results at the Annual Meeting. We will publish the final voting results from the Annual Meeting in a Current Report on Form 8-K within four business days of the date of the Annual Meeting. You will also be able to find the results on our website at www.HRGgroup.com.

What is our policy with respect to the attendance of our directors at Board and standing committee meetings and annual meetings of stockholders?
The Board held a total of 22 meetings during Fiscal 2017. In addition, a committee of the independent directors of our Board operated on an ad hoc basis during Fiscal 2017. Other standing committees of the Board, consisting of the Audit Committee, the Compensation Committee and the NCG Committee, held an additional four, three and one meetings, respectively, during Fiscal 2017. The Board and the directors recognize the importance of director attendance at Board and committee meetings. Attendance at Board and committee meetings was at least 75% for each director. The Company does not have a formal policy regarding the attendance of directors at annual meetings of stockholders, but we strongly encourage all of our directors to attend. All of our directors attended the 2017 Annual Meeting of Stockholders.
How can stockholders communicate with our Board?
Stockholders may communicate with our Board by writing to the Board of Directors, HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, New York 10022. Please see the additional information in the section captioned “Communications with our Board.”
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
The SEC allows us to deliver a single copy of proxy materials to an address shared by two or more stockholders, unless the stockholders instruct us to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, if you contact our proxy solicitor using the following contact information:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor, New York, NY 10104
Banks, Brokers and Stockholders call toll-free:
(866) 785-7395
In addition, a copy of proxy materials, as well as the documents we file with the SEC, are available on our website at www.HRGgroup.com; the materials furnished with this Proxy Statement include a copy of the Company’s 2017 Annual Report and supplemental information as filed with the SEC (but such material is not incorporated by reference into our proxy materials).
Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Proxy Statement related materials in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
Our principal executive offices are located at 450 Park Avenue, 29th Floor, New York, New York 10022. You may contact our Investor Relations Department by phone at (212) 906-8560 or by email at investorrelations@HRGgroup.com.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 12, 2018.
The Proxy Statement and other proxy materials are available on the Company’s website at www.HRGgroup.com under the heading “Annual Meeting and Materials.”
Who can help answer my questions?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor, New York, NY 10104
Banks, Brokers and Stockholders call toll-free:
(866) 785-7395

PROPOSAL 1
ELECTION OF DIRECTORS
Our Charter provides for the division of our Board into three classes of as nearly equal number of directors as possible. As of the date hereof, each class is comprised of two directors.
The term of each class of directors is three years, with the term for one class expiring each year in rotation. As a result, one class of directors is elected at each annual stockholders meeting for a term of three years and to hold office until their successors are elected and qualified or until their earlier death, removal or resignation. The term of the current Class II directors expires at the Annual Meeting.
Currently, our NCG Committee, composed entirely of independent directors under the NYSE Rules, proposes nominees for service to our Board and such nominees are reviewed and approved by the entirety of our Board. Our NCG Committee and our Board recommend that each nominee for director be elected at the Annual Meeting. The nominees for election at the Annual Meeting are Curtis A. Glovier and Joseph S. Steinberg. The nominees have consented to continue to serve as directors if elected. In accordance with our Charter, our Board may at any time increase the size of our Board by fixing the number of directors that constitute our whole Board. In addition, if a nominee becomes unavailable for any reason or should a vacancy occur before the election, which we do not anticipate, the proxies will be voted for the election, as director, of such other person as our Board may recommend. Proxies cannot be voted for a greater number of persons than are included in the class of directors — this year that number is two.
Nominees for Election as Directors
Class II Directors — Nominees — Three Year Term Expiring 2021
Curtis A. Glovier, age 54, has served as a director of HRG since February 2015. Mr. Glovier currently serves as the Chairman and Chief Executive Officer of PENSCO Trust Company, a wholly-owned subsidiary of Opus Bank, a publicly traded bank, and as Senior Executive President, Head of Wealth Services of Opus Bank and as Senior Managing Director in the Merchant Banking division. Mr. Glovier has also served on the board of directors of Opus Bank from September 2010 to April 2018. From May 2007 until July 8, 2016, Mr. Glovier was a Managing Director at Fortress. Prior to that, Mr. Glovier served as a Managing Director and Co-Head of the Middle Market Buyout Group at Perseus, LLC. Prior to joining Perseus, LLC in 2000, he was a Managing Director of Nassau Capital. Prior to joining Nassau Capital, Mr. Glovier worked at Goldman, Sachs & Co. in the Mergers & Acquisitions, Structured Finance and Leveraged Buyout groups, and was also a management consultant at The Boston Consulting Group. Mr. Glovier has served as a director of several companies in a variety of industries, including the financial services, branded consumer products, pharmaceutical and alternative energy areas. He formerly served on the board of directors of CarCor Investment Holdings LLC, Omnisure Group, LLC and SNAAC Investors LLC. Mr. Glovier holds a B.A. from Princeton University, a M.Ec. from James Cook University in Australia, and an M.B.A. as a Palmer Scholar from The Wharton School at the University of Pennsylvania. We nominated Mr. Glovier because of his extensive experience in management, finance and investments, which will strengthen the Board’s collective qualifications, skills and experience.
Joseph S. Steinberg, age 74, has served as Chairman of the Board of HRG since December 2014 and as a director of HRG since July 2014. Mr. Steinberg was appointed as the Chief Executive Officer of HRG effective as of April 14, 2017. Mr. Steinberg has served on the board of directors of Spectrum Brands, a subsidiary of HRG, since March 2015. Mr. Steinberg is Chairman of the board of directors of Leucadia National Corporation (“Leucadia”), a significant stockholder of HRG. He has served as a director of Leucadia since December 1978 and as President from January 1979 until March 1, 2013, when he became the Chairman of the Leucadia board of directors. Mr. Steinberg has served as Chairman of the board of directors of HomeFed Corporation (“HomeFed”) since 1999 and as a HomeFed director since 1998. Mr. Steinberg also serves on the board of directors of Crimson Wine Group, Ltd. Mr. Steinberg has served as a director of Jefferies Group, LLC, a subsidiary of Leucadia, since April 2008. Mr. Steinberg previously served as a director of Mueller Industries, Inc. from September 2011 to September 2012 and as a director of Fidelity & Guaranty Life (“FGL”), a former subsidiary of HRG, from February 2015 until November 2017. We nominated Mr. Steinberg because of his extensive experience in management, finance and investments, which will strengthen the Board’s collective qualifications, skills and experience.
Vote Required
To be elected as a Class II director at the Annual Meeting, each candidate for election must receive a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting. A plurality vote means that the director nominee with the most affirmative votes in favor of his election to a particular directorship will be elected to that directorship.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS II DIRECTORS.
Continuing Directors
Our Class III continuing directors, term expiring at the 2019 Annual Meeting of Stockholders, are Messrs. Ianna and Luterman, and our Class I continuing directors, term expiring at the 2020 Annual Meeting of Stockholders, are Messrs. McKnight and Whittaker. Pursuant to the certificate of designation governing our Series A Participating Convertible Preferred Stock, dated May 12, 2011, as amended, CF Turul LLC, one of our significant stockholders and an affiliate of Fortress Investment Group LLC (“Fortress”), has the right to nominate a director to our Board. On July 21, 2016, Mr. McKnight was appointed to our Board upon nomination by CF Turul LLC and after the review and approval of our NCG Committee and Board. As of the date hereof, Mr. McKnight is the only Fortress nominee serving on our Board.
Class III Directors — Terms Expiring 2019
Frank Ianna, age 69, has served as a director of HRG since April 2013. Mr. Ianna served as director of Sprint Corporation from 2009 until August 2015. Mr. Ianna served as a director of Clearwire Corporation from November 2008 until June 2011 and as a director of Tellabs, Inc. from 2004 until 2013. Mr. Ianna served on the board of trustees of the Stevens Institute of Technology between 1997 and 2007 and as chairman of its subsidiary, Castle Point Holdings, Inc., between 2006 and 2007. Mr. Ianna has also served as a director of a number of private companies and non-profit organizations. Mr. Ianna retired from AT&T, Inc. in 2003 after a 31-year career serving in various executive positions, most recently as President of AT&T Network Services. Mr. Ianna serves as a consultant for McCreight & Company, a consulting company based in Connecticut. Mr. Ianna received his undergraduate degree from the Stevens Institute in Electrical Engineering in 1971 (BEEE), and his Master’s Degree from MIT in 1972 (MSEE) and completed the Program for Management Development (PMD), an Executive Education Program of the Harvard Business School in 1985.
Gerald Luterman, age 74, has served as a director of HRG since April 2013. Mr. Luterman has been a director of Florida Community Bank since January 2010. Mr. Luterman has served as a director of a number of public and private companies, as well as non-profit organizations. Mr. Luterman also served as Interim Chief Financial Officer of NRG Energy, Inc. (“NRG”) from November 2009 through May 2010. Mr. Luterman was Executive Vice President and Chief Financial Officer of KeySpan Corporation from August 1999 to September 2007. Mr. Luterman has more than 30 years of experience in senior financial positions with companies including American Express Company, Booz Allen & Hamilton, Inc., Xomox Corporation, a subsidiary of Emerson Electric Company and Arrow Electronics. Mr. Luterman also served as a director of NRG from April 2009 to 2014, IKON Office Solutions, Inc. from November 2003 until August 2008 and U.S. Shipping Partners L.P. from May 2006 until November 2009. Mr. Luterman previously qualified as a Canadian Chartered Accountant and graduated from McGill University in Montreal, earning a Bachelor of Commerce Degree in Economics in 1965 and an M.B.A. from Harvard Business School in 1969.
Class I Directors — Nominees — Three Year Term Expiring 2020
Andrew A. McKnight, age 40, was appointed as a director of HRG in July 2016. Mr. McKnight currently serves as a Partner and Managing Director at Fortress, which through its affiliated funds, is a significant stockholder of HRG. Prior to joining Fortress in 2005, Mr. McKnight served as a Managing Director at Fir Tree Partners. Prior to joining Fir Tree in 2002, he was in the Leveraged Finance group at Goldman, Sachs & Co. Mr. McKnight currently serves on the Board of Ligado Networks. Mr. McKnight holds a B.A. from the University of Virginia. We nominated Mr. McKnight because of his extensive experience in management, finance and investments, which will strengthen the Board’s collective qualifications, skills and experience.
Andrew Whittaker, age 56, has served as a director of HRG since July 2014. Since 2002, Mr. Whittaker has been the Vice Chairman of Jefferies, a subsidiary of Leucadia, a significant stockholder of HRG. In addition, Mr. Whittaker has also been the Vice Chairman of Leucadia since 2014. Mr. Whittaker has served as a member of the board of directors of Jefferies Finance LLC since 2004. Mr. Whittaker has been a member of the Jefferies Executive Committee for over 20 years. He was formerly the Co-Head of Investment Banking at Jefferies. He was a founding member of the Investment Banking department at Jefferies in 1990.  Mr. Whittaker has over 29 years of investment banking experience in a broad range of industries. Mr. Whittaker received an M.B.A. from Harvard Business School and a B.A. from Dartmouth College. We nominated Mr. Whittaker because of his extensive experience in management, finance and investments, which will strengthen the Board’s collective qualifications, skills and experience.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2018. KPMG has served as the Company’s independent registered public accounting firm since January 2011. Our Audit Committee considers KPMG to be well qualified.
Although stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by any applicable law or regulation, stockholder views are being solicited and will be considered by our Audit Committee and our Board. This proposal will be ratified if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, and a quorum is present. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it is determined that such a change would be in the best interests of the Company and its stockholders. We expect that a representative of KPMG will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires and to be available to answer appropriate questions.
To the Company’s knowledge, neither KPMG nor any of its partners has any direct financial interest or any indirect financial interest in the Company other than as the Company’s independent registered public accounting firm.
For information about the professional services rendered by KPMG to us for Fiscal 2017, please see the section of this Proxy Statement captioned “Principal Accountant Fees and Services.”
Vote Required
The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify our appointment of KPMG as our independent registered public accounting firm for Fiscal 2018.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

COMMUNICATIONS WITH OUR BOARD
We believe that communications between our Board, our stockholders and other interested parties are an important part of our corporate governance. Stockholders and other interested parties may communicate with our Board, our Audit Committee, our Compensation Committee, our NCG Committee, any individual director, or all non-management directors as a group, by mailing such communications to the following address: c/o Ehsan Zargar, Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary at HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022.
If the letter is from a stockholder, the letter should state that the sender is a stockholder. Under a process approved by our Board and defined in the Corporate Governance Guidelines, depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.
A summary of all relevant communications that are received after the last meeting of the full Board, or of non-management directors, and which are not forwarded will be presented at each Board meeting along with any specific communication requested by a director.
Stockholders and other interested parties who have concerns or complaints relating to accounting, internal accounting controls or other matters may contact the Audit Committee by writing to the following address:
HRG Group, Inc.
Attention: Audit Committee Chair
450 Park Avenue, 29th Floor
New York, New York 10022
All communications will be handled in a confidential manner, to the extent practicable and permitted by law. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

EXECUTIVE OFFICERS
The following sets forth certain information with respect to the executive officers of the Company, as of the date of this Proxy Statement. All officers of the Company serve at the discretion of the Board.

Name	Age	Position
Joseph S. Steinberg*	74	Chief Executive Officer and Chairman of the Board
Ehsan Zargar	40	Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary
George C. Nicholson	59	Senior Vice President, Chief Accounting Officer and Chief Financial Officer
*    For biographical information see “Proposal 1 — Election of Directors” above.
Ehsan Zargar, age 40, has served as Executive Vice President and Chief Operating Officer of HRG effective as of January 2017, as General Counsel since April 2015, and as Corporate Secretary since February 2012. Mr. Zargar is responsible for leading and carrying out the Company’s strategic and tactical initiatives, including M&A and capital raising activities. Mr. Zargar is also responsible for providing the Company’s Board and senior management with advice on the Company’s strategies and for their implementation. In addition, Mr. Zargar is responsible for overseeing the Company’s legal and risk management function. Mr. Zargar joined the Company in June 2011 as a member of the legal department and since then has served in positions of increasing responsibility. Prior to HRG, Mr. Zargar worked in the New York office of Paul, Weiss, Rifkind, Wharton & Garrison LLP from November 2006 to June 2011, where he worked on a range of capital markets and securities transactions and public and private M&A transactions and other corporate governance and securities laws matters. Prior to that, Mr. Zargar practiced law at another major law firm focusing on general corporate matters. Mr. Zargar has been a director of Spectrum Brands, a majority-owned subsidiary of the Company, since August 2017. Mr. Zargar received a law degree from Faculty of Law at University of Toronto and a B.A. from the University of Toronto.
George C. Nicholson, age 59, has served as Senior Vice President and Chief Accounting Officer of HRG since November 2015. On January 20, 2017, Mr. Nicholson was appointed as Chief Financial Officer of the Company. Mr. Nicholson served as Acting Chief Financial Officer from January 4, 2016 to January 20, 2017. Mr. Nicholson also serves as a director and Senior Vice President, Chief Accounting Officer and Chief Financial Officer of NZCH Corporation, a subsidiary of HRG. Previously, Mr. Nicholson was employed by HGI Asset Management Holdings, LLC, a subsidiary of HRG, from May 2013 to November 2015. Mr. Nicholson served as Vice President and Controller of Fidelity & Guaranty Life Insurance Company (“FGL Insurance”), a subsidiary of FGL ( a former subsidiary of the Company), from August 2007 through May 2013. Prior to joining FGL Insurance, Mr. Nicholson served as Chief Accounting Officer of Capital Bank Corporation from September 2005 to

August 2007 and previously held executive positions at Nationwide Mutual Insurance Company and London Pacific Life & Annuity Company. Mr. Nicholson spent 10 years with Ernst & Young ending as a Senior Manager specializing in the energy and financial services industry. Mr. Nicholson is a Certified Public Accountant and holds an M.B.A. degree from the University of Kentucky and a B.B.A. degree from Eastern Kentucky University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than 10% of our Common Stock and securities convertible into shares of Common Stock (together with the Common Stock, “Subject Shares”), to file with the SEC initial reports of ownership and reports of changes in ownership of Subject Shares. Directors, officers and greater than 10% beneficial owners of the Subject Shares are required by the SEC’s regulations to furnish us with copies of all forms they file with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on the reports filed with the SEC, we believe that these persons have complied with all applicable filing requirements during Fiscal 2017.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
Our common stock is listed on the New York Stock Exchange and trades under the symbol “HRG.” The high and low sales prices for our common stock for each quarterly period for the last two years are shown in the following table.

	High	Low
Fiscal 2017
First Quarter	$16.08	$14.07
Second Quarter	19.50	15.20
Third Quarter	20.17	17.25
Fourth Quarter	17.90	14.75
Fiscal 2016
First Quarter	$14.11	$11.63
Second Quarter	14.04	10.29
Third Quarter	14.59	12.50
Fourth Quarter	16.39	13.14
We have not declared any dividends in the past several years and we do not anticipate paying dividends on our common stock in the foreseeable future. Our ability to pay dividends is limited by the terms of our indebtedness and is dependent on the ability of our subsidiaries to pay dividends to us. The ability of our subsidiaries to pay dividends to HRG is subject to restrictions contained in their applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board.

PERFORMANCE GRAPH
Set forth below is a line-graph presentation comparing the cumulative stockholder return on our common stock against cumulative total returns of the following: (a) the Russell 2000 and (b) a peer group of companies consisting of Leucadia, Carlisle Companies Inc., Apollo Global Management, LLC and Standex International Corp. The performance graph shows the total return on an investment of $100 for the period beginning September 30, 2012 and ending September 30, 2017. The Company believes that the peer group of companies provides a reasonable basis for comparing total stockholder returns. The stockholder return shown on the graph below is not necessarily indicative of future performance, and we will not make or endorse any predictions as to future stockholder returns. The graph and related data were furnished by Research Data Group, Inc.
Comparison of 5 Year Cumulative Total Return*
Among HRG Group, Inc., the Russell 2000 Index, and a Peer Group

CORPORATE GOVERNANCE
In accordance with the New York Stock Exchange Listed Company Manual (the “NYSE Rules”), a majority of our Board is comprised of independent directors and we have an Audit Committee (“Audit Committee”), a Compensation Committee (“Compensation Committee”) and a Nominating and Corporate Governance Committee (“NCG Committee”), each of which have written charters addressing each such committee’s purpose and responsibilities and are comprised entirely of independent directors.
Corporate Governance Guidelines and Code of Ethics and Business Conduct
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These guidelines reflect our Board’s commitment to monitor the effectiveness of policy and decision making both at our Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines address, among other things, our Board and Board committee composition and responsibilities, director qualifications standards and selection of the Chairman of our Board and our Chief Executive Officer.
Our Board has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees and a Code of Ethics for Chief Executive and Senior Financial Officers to provide guidance to all of our directors, officers and employees, including our principal executive officer, principal accounting officer or controller or persons performing similar functions. Our

Board has adopted a corporate governance policy prohibiting our directors and executive officers from (i) hedging the economic risk associated with the ownership of our Common Stock, or (ii) pledging our Common Stock, after the date the policy was adopted, unless, in each case, first pre-approved by our General Counsel. Our Board has also adopted an equity retention policy for the Company’s senior management and our non-executive Directors.
Director Independence
Our Board has determined that Messrs. Glovier, Ianna, Luterman, and McKnight, each a non-management director, qualify as independent directors under our Corporate Governance Guidelines and the NYSE Rules. Under our Corporate Governance Guidelines and the NYSE Rules, no director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with HRG. Based upon information requested from and provided by each director concerning their background, employment and affiliations, our Board has determined that each of the independent directors named above has no material relationship with HRG, nor has any such person entered into any material transactions or arrangements with HRG or its subsidiaries, and is therefore independent under the NYSE Rules. In making such determination, our Board considered a variety of factors, including certain ordinary course of business transactions from time to time between us and certain entities affiliated with non-management directors, and determined that our non-management directors qualify as independent directors under our Corporate Governance Guidelines and the NYSE Rules.
Meetings of Independent Directors
We generally hold executive sessions at each Board and committee meeting. The Chairman of the Board presides over executive sessions of the entire Board and the chairman of each committee presides over the executive session of that committee.
Board Structure and Risk Oversight
Mr. Steinberg serves as the Chairman of our Board and as our Chief Executive Officer. Mr. Steinberg is responsible for overseeing the day-to-day activities of the Company, including M&A activity and overall business strategy for the Company and its subsidiaries. Given the structure and business strategy of our Company, our Board believes that it is in the best interest of the Company for Mr. Steinberg to concurrently serve as Chief Executive Officer and Chairman of the Board.
Our management is responsible for understanding and managing the risks that we face in our business, and our Board is responsible for overseeing management’s overall approach to risk management. Our Board receives, reviews and discusses reports on the operations of our businesses from members of management and members of management of our subsidiaries as appropriate. Our Board also fulfills its oversight role through the operations of our NCG Committee, Audit Committee and Compensation Committee. Our Audit Committee is responsible for oversight of corporate finance and financial reporting-related risks, including those related to our accounting, auditing and financial reporting practices. Our Compensation Committee is responsible for the oversight of our compensation policies and practices, including conducting annual risk assessments of our compensation policies and practices. Our NCG Committee is responsible for assisting our Board with reviewing and making recommendations to our Board regarding our overall corporate governance, including board and committee composition, board nominees, size and structure and director independence, our corporate governance profile and ratings, and our political participation and contributions.
Governance Documents Availability
We have posted our Corporate Governance Guidelines, Code of Business Conduct and Ethics for Directors, Officers and Employees, Code of Ethics for Chief Executive and Senior Financial Officers, Audit Committee Charter, Compensation Committee Charter and NCG Committee Charter on our website under the heading “Corporate Governance” at www.HRGgroup.com. We intend to disclose any amendments to, and, if applicable, any waivers of, these governance documents on that section of our website. These governance documents are also available in print without charge to any stockholder of record that makes a written request to HRG. Inquiries must be directed to the Investor Relations Department at HRG Group, Inc., 450 Park Avenue, 29th floor, New York, New York 10022.

INFORMATION ABOUT COMMITTEES OF OUR BOARD
Our Audit Committee, Compensation Committee and NCG Committee were our Board’s standing committees during Fiscal 2017. Our Board held 22 meetings during Fiscal 2017. In addition, a committee of the independent directors of our Board operated on an ad hoc basis during Fiscal 2017.
Audit Committee
As of the date hereof, our Audit Committee is composed of Messrs. Luterman (Chairman), Glovier and Ianna. Our Board determined that all members of our Audit Committee qualify as independent under applicable SEC rules (including Exchange Act Rule 10A-3), NYSE Rules and the Company’s Corporate Governance Guidelines. Messrs. Luterman and Ianna also qualify as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee held four meetings during Fiscal 2017.
Our Audit Committee has been delegated the authority to, among other things, (i) appoint and replace the independent auditor; (ii) determine the compensation and oversight of the independent auditor; (iii) pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent auditor; (iv) provide oversight with respect to the Company’s internal control and procedures; and (v) prepare any reports required by law to be prepared by the Audit Committee. Our Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by our Board, which can be viewed on our website, www.HRGgroup.com, under the heading “Corporate Governance.”
Compensation Committee
As of the date hereof, our Compensation Committee is composed of Messrs. Ianna (Chairman), Glovier, Luterman and McKnight. Messrs. Ianna, Glovier, Luterman and McKnight were members of the Compensation Committee for the entirety of Fiscal 2017. Mr. Steinberg served as a member of our Compensation Committee until he was appointed as Chief Executive Officer of HRG in April 2017. Our Board determined that all members of our Compensation Committee qualify as independent under applicable SEC rules, NYSE Rules and the Company’s Corporate Governance Guidelines. Our Compensation Committee held three meetings during Fiscal 2017.
Our Compensation Committee has been delegated the authority to, among other things, (i) review and recommend to our Board corporate goals and objectives relevant to our executive officer compensation and recommend to our Board the compensation level of our executive officers; (ii) make recommendations to our Board with respect to executive officer compensation and benefits, including incentive-compensation and equity-based plans for executive officers; (iii) review and recommend to our Board any employment agreements or severance or termination arrangements to be made with any of our executive officers; and (iv) review and discuss with management our compensation discussion and analysis disclosure and compensation committee reports in order to comply with our public reporting requirements. Our Compensation Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by our Board, which can be viewed on our website, www.HRGgroup.com, under the heading “Corporate Governance.”
NCG Committee
As of the date hereof, our NCG Committee is composed of Messrs. Ianna (Chairman), Glovier, Luterman and McKnight. Messrs. Ianna, Glovier, Luterman and McKnight were members of the NCG Committee for the entirety of Fiscal 2017. Mr. Steinberg served as a member of our NCG Committee until he was appointed as Chief Executive Officer of HRG in April 2017. Our Board determined that all members of our NCG Committee qualify as independent under applicable SEC rules, NYSE Rules and the Company’s Corporate Governance Guidelines. Our NCG Committee held one meetings during Fiscal 2017.
Our NCG Committee has been delegated the authority to, among other things, (i) develop and recommend to our Board for approval the criteria for Board membership and identify individuals qualified to become members of our Board; (ii) as directed by our Board from time to time, either select or recommend to our Board for selection director nominees for the next annual meeting of stockholders or to fill vacancies on our Board; (iii) assist the Board in determining whether individual directors have material relationships with our Company that may interfere with their independence; and (iv) develop, review and assess at least annually the adequacy of the Company’s corporate governance principles and guidelines, the Board’s and management’s review of the Company’s risk oversight process, and make recommendations to the Board as the NCG Committee deems appropriate. Our NCG Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by our Board, which can be viewed on our website, www.HRGgroup.com, under the heading “Corporate Governance.”

AUDIT COMMITTEE REPORT
The information contained in this proxy statement shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
Our Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, which can be viewed on our website, www.HRGgroup.com, under “Corporate Governance.”
Our Audit Committee Charter adopted by the Board incorporates requirements mandated by Sarbanes-Oxley and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules.
Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and for auditing the Company’s internal control over financial reporting and issuing their reports thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, our Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for Fiscal 2017, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s audit of the Company’s internal control over financial reporting. Our Audit Committee has discussed with KPMG the matters that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard Nos. 16 (Communication with Audit Committees) and 18 (Related Parties). In addition, KPMG has provided our Audit Committee with the written disclosures required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee has discussed with KPMG any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence. The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related and tax compliance services. The Committee concluded that the provision of services by the independent auditors did not impair their independence.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board that the audited consolidated financial statements for the fiscal year ended September 30, 2017 be included in our 2017 Annual Report filed with the SEC. The Audit Committee also recommended to the Board of Directors that KPMG be appointed as our independent registered public accounting firm for Fiscal 2018.
AUDIT COMMITTEE
Mr. Gerald Luterman (Chairman)
Mr. Frank Ianna
Mr. Curtis Glovier

COMPENSATION DISCUSSION AND ANALYSIS
This section provides an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors considered in making those decisions. The discussion below is intended to help you understand the detailed information provided in our executive compensation tables and put that information into context within our overall compensation program. The series of tables following this Compensation Discussion and Analysis provides more detailed information concerning compensation earned or paid in Fiscal 2017, the fiscal year ended September 30, 2016 (“Fiscal 2016”) and the fiscal year ended September 30, 2015 (“Fiscal 2015”) for the following individuals (each a “named executive officer” for all or a portion of Fiscal 2017):

•	Joseph S. Steinberg, Chief Executive Officer and Chairman of the Board;

•	Ehsan Zargar, Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary;

•	George C. Nicholson, Senior Vice President, Chief Financial Officer and Chief Accounting Officer;

•	Omar M. Asali, our former President and Chief Executive Officer, and former Director; and

•	David M. Maura, our former Managing Director and Executive Vice President of Investments and former Director.
As previously disclosed, Mr. Maura’s employment with the Company ceased on November 28, 2016, and Mr. Asali’s employment with the Company ceased on April 14, 2017, which was, in each case, prior to the completion of Fiscal 2017. Mr. Steinberg did not receive compensation from HRG in his capacity as the Chief Executive Officer of the Company and instead only received ordinary board fees for his service as a director of HRG, Spectrum Brands and FGL.
Executive Summary
Highlights for Fiscal 2017
During Fiscal 2017, we executed on a number of strategic initiatives, including:

•	At HRG, continuing to advance the simplification of our corporate structure and focusing on the reduction of general and administrative expenses.

•
At FGL, entering into an Agreement and Plan of Merger (the “FGL Merger Agreement”) with CF Corporation (“CF Corp”), FGL U.S. Holdings Inc., an indirect wholly owned subsidiary of CF Corp (“CF/FGL US”), and FGL Merger Sub Inc., a direct wholly owned subsidiary of CF/FGL US, pursuant to which CF Corp has agreed to acquire FGL for $31.10 per share (the “FGL Merger”).

•
At Front Street, entering into a Share Purchase Agreement (the “Front Street Purchase Agreement”) pursuant to which Front Street has agreed to sell (the “Front Street Sale”) to CF/FGL US all of the issued and outstanding shares of (i) Front Street Cayman and (ii) Front Street Bermuda (collectively, the “Acquired Companies”). The purchase price is $65.0 million, subject to customary adjustments for transaction expenses.

•
At Spectrum Brands, completing of the acquisitions of (i) Petmatrix LLC, a manufacturer and marketer of rawhide-free dog chews, for a purchase price of $255.2 million, (ii) GloFish branded operations, which primarily consist of the development and licensing of fluorescent fish for sale through mass retail and online channels, for a purchase price of $53.9 million, and (iii) the remaining 44.0% non-controlling interest of Shaser, Inc. for a purchase price of $12.6 million.

•	At Spectrum Brands, redeeming the remaining outstanding $129.7 million aggregate principal amount of 6.375% Notes due 2020.

•
At Spectrum Brands, entering into the multiple amendments to the credit agreement governing its term loans and the revolving credit facility (the “Revolver Facility”, collectively the “Credit Agreement”) reducing the interest rate margins and commitment fee, extending the maturity to March 2022, increasing its USD Term Loan by $250.0 million of incremental borrowings and removing the floor which both LIBOR and base rates were subject to.

•	At Salus, recovering $30.9 million on the remaining loans in its asset-backed portfolio and winding down the operations of Salus.
The foregoing is a highlight summary of only certain of HRG’s performance measures as of the end of Fiscal 2017. For a more complete understanding and evaluation of the business and financial results of the Company and its subsidiaries, you are encouraged to read the remainder of this report and the Company’s other reports filed with the SEC.
Summary of Sound Governance Features of our Compensation Programs for Fiscal 2017
Listed below are some of the Company’s more significant practices and policies that were in effect during Fiscal 2017

•
No 280G or Section 409A Excise Tax Gross-Ups: We do not provide “gross-ups” for any taxes imposed with respect to Section 280G (change of control) or Section 409A (nonqualified deferred compensation) of the Code.

•	No Pensions or Supplemental Pensions: Our named executive officers are not provided with pension or supplemental executive retirement plans.

•	No Single-Trigger Equity Acceleration: In Fiscal 2017, we did not provide our named executive officers “single-trigger” equity vesting upon a change of control.

•	No Repricing of Underwater Stock Options without Stockholder Approval: We do not lower the exercise price of any outstanding stock options, unless stockholders approve this.

•	No Discounted Stock Options: The exercise price of our stock options is not less than 100% of the fair market value of our Common Stock on the date of grant.

•
No Unauthorized Hedging or Pledging: Our Board has adopted a corporate governance policy prohibiting our directors and executive officers from (i) hedging the economic risk associated with the ownership of our Common Stock and (ii) pledging our Common Stock, unless, in each case, first pre-approved by our General Counsel.

Compensation Philosophy and General Objectives
For Fiscal 2017, in connection with the Company’s general reviewing of its strategic alternatives and direction of the Company, our executive compensation philosophy was focused on the retention of our executives. The Company determined that its previous bonus plan, which was based on the Company’s net asset value, was not appropriate for Fiscal 2017. Accordingly, in Fiscal 2017, the Company terminated the net asset value bonus plan and instead entered into retention bonus arrangements with certain of our executives. Our Compensation Committee considered several factors in designing levels of compensation, including, but not limited to, historical levels of pay for each executive, turnover in the executive ranks, and its judgment about retention risk with regards to each executive relative to their importance to the Company.
Components of Executive Compensation
The principal elements of compensation for our continuing named executive officers in Fiscal 2017 were:

•	base salary;

•	retention bonus payable in cash; and

•	limited benefits.
Mr. Steinberg did not receive compensation in his capacity as the Chief Executive Officer of the Company and instead only received ordinary board fees for his service as a director of HRG, Spectrum Brands and FGL.
How We Determine Each Element of Compensation
Role of Our Compensation Committee
Our Compensation Committee is responsible for our executive compensation program design and administration, including a regular review of our compensation programs and evaluation of management performance and awards consistent with our bonus plan. In Fiscal 2017, our Compensation Committee was advised by separate outside counsel, as it deemed appropriate. In Fiscal 2017, our Compensation Committee did not engage a compensation consultant.
Base Salary
For Fiscal 2017, our Compensation Committee determined that the base salaries provided to our named executive officers represented an appropriate level of compensation in accordance with each such executive officer’s job responsibilities and contributions to our Company. Mr. Nicholson’s base salary was increased from $275,000 to $325,000 effective as of January 1, 2017, and increased to $338,000 effective as of October 1, 2017.
Annual Bonus Plan
As discussed above, in connection with its review of strategic alternatives, the Company determined that its previous bonus plan, which was based on the Company’s net asset value, was not appropriate for Fiscal 2017. Accordingly, in Fiscal 2017, the Company terminated the net asset value bonus plan and instead entered into retention bonus arrangements with certain of our executives.
For Fiscal 2017, Mr. Nicholson was eligible to receive a retention bonus amount equal to $725,000, plus a one-time payment of $100,000, pursuant to retention bonus arrangements entered into with the Company. For Fiscal 2017, Mr. Zargar was eligible to receive a retention bonus amount equal to $3,000,000, plus a potential transaction bonus equal to $1,000,000, pursuant to retention bonus arrangements entered into with the Company.
For Fiscal 2017, Messrs. Asali and Maura received bonus compensation pursuant to their respective transition and separation agreements entered into with the Company. As discussed above, Mr. Steinberg did not receive compensation in his capacity as the Chief Executive Officer of the Company and thus did not receive any bonus for Fiscal 2017.
For further details on the bonus amounts paid to the Named Executive Officers for Fiscal 2017, see the section titled “Summary Compensation Table” and “Agreements with Named Executive Officers.” For details on the bonus amounts payable to the continuing Named Executive Officers for Fiscal 2018, see the section titled “Agreements with Named Executive Officers.”

Benefits
During Fiscal 2017, we provided our named executive officers with standard medical, dental, vision, disability and life insurance benefits available to employees generally. Messrs. Nicholson and Zargar also participated in a supplemental health insurance plan effective July 1, 2017, that provides supplemental insurance coverage for certain out of pocket healthcare expenses.
We limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. In this regard, our named executive officers are eligible to participate in a flexible perquisite account under our FlexNet Program, which permits them to be reimbursed for certain eligible personal expenses, up to a per year cap of $50,000 for Messrs. Asali, Maura and Zargar and $25,000 for Mr. Nicholson. Eligible expenses include, but are not limited to, reimbursement for tax preparation, legal services, education programs, health and wellness programs, technology and personal computers, wills and estate planning services and transportation services. For Fiscal 2017, participants were responsible for payment of taxes on FlexNet payments. Reimbursements, at participants’ elections, can be net of taxes and/or include an estimated tax payment, subject to the annual maximum reimbursement cap. Further, we may provide from time to time in our discretion reimbursement for other employment related expenses. The perquisites provided to the named executive officers are quantified in the Summary Compensation Table below.
We sponsor a 401(k) Retirement Savings Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. In Fiscal 2017 we made discretionary matching contributions of up to 5% of eligible compensation.
Risk Review
Our Compensation Committee reviewed, analyzed and discussed the incentives created by our Fiscal 2017 compensation program. Our Compensation Committee does not believe that any aspect of our Fiscal 2017 compensation program encouraged our named executive officers to take unnecessary or excessive risks.
Compensation in Connection with Termination of Employment and Change-In-Control
During Fiscal 2017, Messrs. Asali, Maura, Zargar and Nicholson had employment agreements which provided for termination compensation in the form of payment of bonuses and salary and benefit continuation ranging from six to twenty-four months following involuntary termination of employment.
However, as described more fully under the Section titled “Agreements with Named Executive Officers”, during Fiscal 2017 the Company entered into (i) a transition agreement with Mr. Asali, (ii) a separation agreement with Mr. Maura and (iii) retention agreements with each of Messrs. Zargar and Nicholson that, among other things, provided such named executive officers with certain payments upon termination of employment, in lieu of bonuses or severance pursuant to employment agreements or otherwise.
During Fiscal 2017, our compensation programs did not provide for any “golden parachute” tax gross-ups to any named executive officer.
You can find additional information regarding compensation payable in connection with termination of employment to our named executive officers under the headings “Agreements with Named Executive Officers” and “Payments Upon Termination and Change of Control” below.
Impact of Tax Considerations
With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to each of its Chief Executive Officer and three other named executive officers (other than the Chief Financial Officer), unless certain conditions are satisfied. Certain types of performance-based compensation are generally exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section 162(m). In structuring the compensation for our named executive officers our Compensation Committee will review a variety of factors including the deductibility of such compensation under Section 162(m), to the extent applicable. However, this is not the driving or most influential factor.
The exemption from Section 162(m) for performance based compensation was recently repealed for tax years beginning after December 31, 2017, subject to certain grandfather provisions. Due to the uncertainties of the application and interpretation of Section 162(m) and the transition relief, no assurance can be given that compensation originally intended to satisfy the exemption from Section 162(m) will be deductible.
Our Compensation Committee has approved, and is expected to approve in the future, non-deductible compensation arrangements and specifically reserves the right to do so.
Advisory Vote on Executive Compensation

Our Compensation Committee and our Board considered the results of our stockholder vote regarding the non-binding resolution on executive compensation presented at the 2017 Annual Meeting, where 94.82% of votes cast approved the compensation program described in the Company’s proxy statement for the 2017 Annual Meeting. Our Compensation Committee and our Board have continued to maintain a generally similar compensation philosophy.
At the 2017 Annual Meeting, a majority of our stockholders approved, as recommended by our Board, a proposal for our stockholders to be provided with the opportunity to cast a non-binding advisory vote on compensation of our named executive officers every three years. Our Board believed that this frequency is appropriate as a triennial vote would provide the Company with sufficient time to engage with stockholders to understand and respond to the “say-on-pay” vote results and to put in place any changes to the Company’s compensation program as a result of such discussions, if necessary. The next stockholder advisory (non-binding) vote on executive compensation will be held at our upcoming 2020 Annual Meeting of Stockholders and the next stockholder advisory (non-binding) vote on the frequency of the say-on-pay vote will be held at our 2023 Annual Meeting of Stockholders.
Significant Events after Fiscal 2017
On February 24, 2018, the Company and Spectrum Brands entered into an Agreement and Plan of Merger, providing for the acquisition of Spectrum Brands by HRG (the “Merger”) in exchange for HRG equity. A separate proxy will be mailed and a special meeting of the Company’s stockholders will be held with respect to the Merger. Interested parties are encouraged to read the proxy related to the Merger and any other materials related thereto.

COMPENSATION AND BENEFITS
Summary Compensation Table
The following table discloses compensation for Fiscal 2017, Fiscal 2016 and Fiscal 2015 received by Messrs. Steinberg, Asali, Maura, Zargar and Nicholson, each of whom was a “named executive officer” for all or a portion of Fiscal 2017. As disclosed in greater detail elsewhere in this report, Mr. Maura’s employment with the Company ceased on November 29, 2016 and Mr. Asali and the Company entered into a Transition Agreement pursuant to which his employment with the Company ceased on April 14, 2017. In addition, Mr. Steinberg did not receive compensation in his capacity as the Chief Executive Officer of the Company and instead only received ordinary board fees for his service as a director of HRG, Spectrum Brands and FGL.
None of the Company’s named executive officers received equity-based compensation in 2017, except for Mr. Steinberg who received an equity grant in recognition of his service on the Board and did not receive any other compensation from the Company. In reading the table below, it should be noted that SEC disclosure rules require that this table include for each fiscal year the aggregate fair value, as of the grant date, of equity awards granted only during the applicable fiscal year. Under the Company’s bonus plan equity compensation for any fiscal year is not granted until the completion of such fiscal year. Accordingly, the value of such equity was not included in the Summary Compensation Table or the Grants of Plan-Based Awards Table for such year, but in accordance with SEC rules is included in next year’s compensation disclosure. For more details, please see footnote (2) to the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Joseph S. Steinberg, Chief Executive Officer and Chairman of the Board	2017	—	—	80,000	—	—	85,927	165,927
Omar M. Asali, Former President and Chief Executive Officer	2017	284,615	3,000,000	—	—	—	51,775	3,336,390
	2016	500,000	—	242,786	46,454	8,000,000	50,000	8,839,240
	2015	500,000	—	10,348,776	1,809,401	171,000	50,000	12,879,177
David M. Maura, Former Executive Vice President of Investments and Managing Director	2017	—	2,150,000	—	1,895,458	—	550,000	4,595,458
	2016	150,824	—	191,356	36,613	3,355,080	50,000	3,783,873
	2015	500,000	—	5,044,576	866,770	135,000	50,000	6,596,346
Ehsan Zargar, Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary	2017	400,000	3,000,000	—	—	—	64,225	3,464,225
George C. Nicholson, Senior Vice President, Chief Accounting Officer and Chief Financial Officer	2017	312,500	825,000	—	—	—	42,441	1,179,941
	2016	275,000	—	—	—	300,000	38,250	613,250

(1)
For Messrs. Zargar and Nicholson this reflects amounts payable for Fiscal 2017 pursuant to their retention agreements. For further details on the retention bonus amounts payable thereunder, see the section titled “Agreements with Named Executive Officers.” For Mr. Asali and Mr. Maura this reflects the cash portion of their incentive awards earned for Fiscal 2017. In addition, Mr. Asali and Mr. Maura received compensation from Spectrum Brands for services performed for Spectrum Brands, which is not included in this report and Mr. Asali received compensation from Fidelity & Guaranty Life, which is not included in this report.

(2)
All stock and option awards were granted under the Harbinger Group Inc. 2011 Omnibus Equity Award Plan, as amended (the “2011 Plan”). Mr. Steinberg received the stock award as part of his Director compensation. The equity awards presented in this table were granted as follows (i) on November 28, 2016, Mr. Steinberg was granted $80,000 in the form of 5,092 shares of restricted stock that vested on September 30, 2017 pursuant to the HRG Director compensation plan for Fiscal 2017, and (ii) on December 14, 2016, Mr. Maura was granted $1,895,458 in the form of nonqualified stock options to purchase 318,190 shares of our Common Stock which vest as follows: 30,626 were vested on the date of grant, 30,626 vested on December 14, 2017, 128,469 shall vest on December 14, 2018 and 128,469 shall vest on December 14, 2019. These columns reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding any risk of forfeiture assumptions). For a discussion of the relevant valuation assumptions, See Note 20 to our Consolidated Financial Statements included in Part VI - Item 15. Financial Statements. Excluded from the table above is the grant of 181 shares received by Mr. Zargar for service as a director of Spectrum Brands during Fiscal 2017. Also excluded from the table above is the grant of 1,670  shares and $178,750 of cash compensation and $2,739 dividends received by Mr. Steinberg for service as a director of Spectrum Brands and Fidelity & Guaranty Life during Fiscal 2017.

(3)
For Fiscal 2017, (i) for Mr. Asali, amounts in this column represent the value of his FlexNet cash benefit of $50,000, utilized for transportation and financial services; (ii) for Mr. Maura, amounts in this column represent $500,000 severance payment relating to his separation from the company and  the value of his FlexNet cash benefit of $50,000, utilized for health and welfare programs, transportation and financial services; (iii) for Mr. Nicholson, amounts in this column represent the value of his FlexNet cash benefit of $25,000, utilized for health and welfare programs, finance and technology services and $15,125 in matching contributions pursuant to the Company’s 401(K)plan and $2,316 representing company paid premium for a supplemental health insurance plan  (iv) for Mr. Zargar, amounts in this column represent the value of his FlexNet cash benefit of $50,000, utilized for health and welfare programs, finance and technology services and $13,250 in matching contributions pursuant to the Company’s 401(K)plan and $975 representing company paid premium for a supplemental health insurance plan.

Agreements with Named Executive Officers
During Fiscal 2017, the Company was party to the following agreements with Named Executive Officers:
Asali and Maura Employment Agreements
On February 11, 2014, the Company entered into amended and restated employment agreements with Messrs. Asali and Maura. Each amended and restated employment agreement provided for a one year term which automatically renewed each October 1, subject to earlier termination. The amended and restated employment agreements provided for an annual base salary of $500,000 and entitled the executives to participate in the Company’s annual bonus plan comprised of a mix of cash and equity.
Asali Transition Agreement
As previously reported, on November 17, 2016, the Company announced that Mr. Asali planned to leave the Company during Fiscal 2017. In connection with the foregoing, on November 17, 2016, the Company and Mr. Asali entered into a Transition Agreement (the “Asali Transition Agreement”). The Asali Transition Agreement provided that Mr. Asali would receive from the Company (i) for Fiscal 2016, a bonus of $8,000,000 in cash and (ii) for Fiscal 2017, a bonus of $3,000,000 in cash. In addition, Mr. Asali’s options and restricted stock awards which were scheduled to vest and settle during Fiscal 2016, would vest and settle on their own terms, and Mr. Asali’s options and restricted stock awards which were scheduled to vest and settle on November 29, 2017, would vest and be settled on March 31, 2017. Mr. Asali is permitted to exercise his outstanding options as follows: (i) with respect to any option that was exercisable as of April 14, 2017, Mr. Asali is permitted to exercise such option through the first anniversary of such date and (ii) with respect to any option that became exercisable after April 14, 2017, Mr. Asali is permitted to exercise such option through the first anniversary of the date such option first became exercisable, and such period, in each case, may be further extended to accommodate certain black-out periods, if applicable.
Per the Asali Transition Agreement, had Mr. Asali resigned from employment with Good Reason or been terminated by the Company without Cause prior to certain specified dates, Mr. Asali would have received a $500,000 cash payment as severance plus COBRA reimbursement for a period of up to 12 months. In addition, Mr. Asali would be eligible to receive an additional payment of $3,000,000 (or such higher amount as determined by the Board), if the Company entered into definitive documentation with respect to a sale, merger, change in control or other strategic transaction of or involving the Company and substantially all of its assets by certain specified dates. On April 14, 2017, Mr. Asali ceased his employment with the Company and resigned from the Board of Directors of the Company and its subsidiaries. Accordingly, Mr. Asali did not receive, and is no longer eligible to receive, the payments described in this paragraph.
Mr. Asali remains subject to certain non-solicitation restrictions of the Company’s employees for 18 months post-termination of employment and confidentiality provisions indefinitely. The Asali Transition Agreement also contains a customary mutual release of claims.
Maura Separation and Release Agreement
On November 28, 2016, the Company and Mr. Maura entered into a Separation and Release Agreement (the “Maura Separation and Release Agreement”) pursuant to which Mr. Maura’s employment ceased effective November 29, 2016. Mr. Maura continues to serve as the Executive Chairman of Spectrum Brands and as a member of the Company’s Board of Directors.

Pursuant to the Maura Separation and Release Agreement, Mr. Maura received a lump sum cash payment of $500,000 and COBRA reimbursements for a period of up to 12 months post termination. In addition, all of Mr. Maura’s then outstanding unvested options and unvested shares of restricted stock that were each awarded prior to November 28, 2016 became fully vested, but were exercisable/settled as follows: (A) 209,997 options and 510,576 shares of restricted stock became exercisable/settled on November 29, 2016 and (B) 48,408 options and 110,212 shares of restricted stock shall be exercisable/settled on November 29, 2017. Mr. Maura is permitted to exercise such options as follows: (i) with respect to any option that was exercisable as of December 7, 2016, Mr. Maura shall be permitted to exercise such option through the first anniversary of such date and (ii) with respect to any option that becomes exercisable after December 7, 2016, Mr. Maura shall be permitted to exercise such option through the first anniversary of the date such option first became exercisable, and such period, in each case, may be further extended to accommodate certain black-out periods, if applicable.
Pursuant to the Maura Separation and Release Agreement, Mr. Maura received a bonus for Fiscal 2016, consisting of (i) $1,540,000 paid in cash in December 2016, (ii) $1,815,080 payable in cash on November 1, 2018 and (iii) a fully vested option to acquire 318,190 shares of common stock of the Company on December 14, 2016. Such options become exercisable as follows: 30,626 on the date of grant, 30,626 on December 14, 2017, 128,469 on December 14, 2018 and 128,469 on December 14, 2019 and, in each case, remain exercisable through December 14, 2026. Mr. Maura also received a cash bonus of $2,150,000 in respect of Fiscal 2017.
Mr. Maura remains subject to certain non-solicitation restrictions of the Company’s employees for 18 months post-termination of employment and confidentiality provisions indefinitely. The Maura Separation and Release Agreement also contains a customary mutual release of claims.
Zargar Employment Agreement
On October 1, 2012, the Company entered into an amended and restated employment agreement with Mr. Zargar. Pursuant to his employment agreement, Mr. Zargar’s annual base salary was $250,000 and Mr. Zargar was also eligible for an annual bonus. Mr. Zargar is subject to certain perpetual confidentiality and non-disparagement restrictions following termination of employment. On April 19, 2015, Mr. Zargar’s base salary was increased to $400,000. Effective January 1, 2017, Mr. Zargar was appointed as Executive Vice President and Chief Operating Officer of the Company, in addition to his prior General Counsel and Corporate Secretary roles.
Zargar Retention Agreement
On January 20, 2017, the Company and Mr. Zargar entered into a retention agreement (the “Prior Zargar Retention Agreement”). The Prior Zargar Retention Agreement was designed to retain and incentivize Mr. Zargar to remain employed with the Company during its Fiscal 2017 year, thus he was eligible to receive (i) $2,000,000 on June 30, 2017 (ii) $1,000,000 on October 2, 2017, (iii) $1,000,000 on the closing of a strategic transaction involving the Company and substantially all of its assets and (iv) COBRA reimbursement for a period of up to 6 months post termination. The $2,000,000 referenced above was paid to Mr. Zargar on June 30, 2017 and the $1,000,000 was paid to Mr. Zargar on October 2, 2017.
On September 15, 2017, the Company and Mr. Zargar entered into an amended and restated retention letter agreement, designed to retain and incentivize Mr. Zargar to remain employed with the Company during its Fiscal 2018 (the “Restated Zargar Retention Agreement”), which superseded in its entirety the Prior Zargar Retention Agreement.
Pursuant to the Restated Zargar Retention Agreement, in addition to the retention payments which were previously received, Mr. Zargar will receive, (i) a payment equal to $2,000,000 on June 30, 2018, (ii) a payment equal to $2,000,000, on October 1, 2018, (iii) a payment equal to $1,000,000 on the later of (x) closing of a sale, merger, change in control or other strategic transaction involving the Company’s beneficial ownership interests in FGL or (y) January 15, 2018, and (iv) COBRA reimbursement for a period of up to 12 months post termination, subject with respect to (i) through (iii), to Mr. Zargar’s continued employment with the Company through such dates. Notwithstanding the foregoing, to the extent not yet paid, Mr. Zargar will also receive the retention payments if his employment is terminated prior to the above specified dates due to his death or disability, or by the Company without Cause (defined below under heading “Nicholson Retention Agreement”) or by Mr. Zargar for Good Reason (defined below under heading “Nicholson Retention Agreement”). In addition, all payment dates pursuant to the Restated Zargar Retention Agreement will be accelerated to the date the Company closes a sale, merger, change in control or other strategic transaction involving the Company and substantially all of its assets, which shall include the Company’s beneficial ownership interests in both Spectrum Brands and FGL to the extent the Company beneficially owns interests in Spectrum Brands or FGL on such date, if it occurs prior to the regularly scheduled payment dates thereunder. The payments are conditioned upon Mr. Zargar’s execution of a customary release (except following death or disability) and will be in lieu of any severance or bonus payments pursuant to his employment agreement or any other severance plan or arrangement. In addition, following his termination of employment, unless he is terminated for Cause, Mr. Zargar shall be permitted to exercise his outstanding options as follows: (i) with respect to any option that is exercisable as of the date of his termination of employment, Mr. Zargar shall be permitted to exercise such option through the first anniversary of such termination date and (ii) with respect to any option that becomes exercisable following his date of termination, Mr. Zargar shall be permitted to exercise such option through the first anniversary of the date such option first became exercisable, and such period, in each case, may be further extended to accommodate certain black-out periods, if applicable.
Nicholson Employment Agreement
On November 19, 2015, the Company entered into an employment agreement with Mr. Nicholson as its Senior Vice President and Chief Accounting Officer, and on December 26, 2015, Mr. Nicholson was promoted to the additional position of Acting Chief Financial Officer of the Company, effective as of January 4, 2016. Pursuant to his employment agreement, Mr. Nicholson’s annual base salary was $275,000 and Mr. Nicholson was also eligible for an annual bonus in a target amount equal to $275,000. Mr. Nicholson is subject to certain non-competition and non-solicitation restrictions for six months following termination of employment, as well as perpetual confidentiality and non-disparagement provisions.
Nicholson Retention Agreement
On January 20, 2017, the Company and Mr. Nicholson entered into a retention letter agreement (the “Prior Nicholson Retention Agreement”) pursuant to which Mr. Nicholson would be employed by the Company as its Senior Vice President, Chief Financial Officer and Chief Accounting Officer, effective as of January 20, 2017. In addition, his base salary was increased to $325,000 effective as of January 1, 2017 and he received a one-time bonus equal to $100,000 within ten days after January 20, 2017. The Prior Nicholson Retention Agreement was designed to retain and incentivize Mr. Nicholson to remain employed with the Company during its Fiscal 2017 year and for the filing of the Company’s Annual Report on Form 10-K for such year, thus if he remained so employed he could receive (i) a retention payment equal to $325,000, (ii) a bonus equal to $400,000 and (iii) COBRA reimbursement for a period of up to 12 months.
On September 15, 2017, the Company and Mr. Nicholson entered into an amended and restated retention letter agreement, designed to retain and incentivize Mr. Nicholson to remain employed with the Company during its Fiscal 2018 and for the filing of the Company’s Annual Report on Form 10-K for such year (the “Restated Nicholson Retention Agreement”), which superseded in its entirety the Prior Nicholson Retention Agreement.
Pursuant to the Restated Nicholson Retention Agreement, Mr. Nicholson’s base salary was increased from $325,000 to $338,000 effective as of October 1, 2017. In addition to the retention payment equal to $325,000 and the bonus equal to $400,000 that Mr. Nicholson would receive upon continued employment related to Fiscal 2017, the Restated Nicholson Retention Agreement provides that, Mr. Nicholson will also receive (i) a retention payment equal to $325,000 for Fiscal 2018 and (ii) a bonus equal to $425,000 for Fiscal 2018, subject in each case to Mr. Nicholson’s continued employment with the Company through the earliest of November 30, 2018, the date the Company files its Annual Report on Form 10-K for the fiscal year ending September 30, 2018 or an earlier date selected by the Company. Notwithstanding the foregoing, Mr. Nicholson will also receive these payments, to the extent not yet paid, if his employment is terminated prior to the above specified dates due to his death or disability, or by the Company without Cause (defined below) or by Mr. Nicholson for Good Reason (defined below). The payments are conditioned upon Mr. Nicholson’s execution of a customary release (except following death or disability) and will be in lieu of any severance or bonus payments pursuant to his employment agreement.
“Cause” pursuant to the retention agreements means: (A) willful misconduct in the performance of the executive’s duties for HRG which causes material injury to HRG or its subsidiaries, (B) the executive willfully engages in illegal conduct that is injurious to HRG or its subsidiaries, (C) the executive’s material breach of the terms of this Agreement or the executive’s employment agreement, (D) the executive willfully violates HRG’s written policies in a manner that causes material injury to HRG; (E) the executive commits fraud or misappropriates, embezzles or misuses the funds or property of HRG or its subsidiaries; (F) the executive engages in negligent actions that results in the loss of a material amount of capital of HRG or its subsidiaries; or (G) the executive willfully fails to follow the reasonable and lawful instructions of the Board or the executive’s superiors that are consistent with the executive’s position with HRG; provided, however, that the executive shall be provided a ten (10) day period to cure any of the events or occurrences described in the immediately preceding clauses (C), (D) or (G) hereof, to the extent curable. For purposes hereof, no act, or failure to act, on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of HRG. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of outside counsel for HRG shall be presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of HRG.
“Good Reason” pursuant to the retention agreements means the occurrence, without the executive’s express written consent, of any of the following events: (A) a material diminution in the executive’s authority, duties or responsibilities (provided, for Mr. Nicholson only, it shall not constitute Good Reason if the executive is required to report to another designee of the CEO); (B) a diminution of base salary; (C) a change in the geographic location of the executive’s principal place of performance of his services hereunder to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from the executive’s primary residence at the time of such change, except for travel consistent with the terms of the executive’s employment agreement (for Mr. Nicholson only, for the avoidance of doubt, the requirement that Mr. Nicholson relocate to the New York City area shall not constitute Good Reason); or (D) a material breach by HRG of the retention agreement or the executive’s employment agreement. The executive shall give HRG a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within 25 days after the executive has knowledge that an event or circumstances constituting Good Reason has occurred, and if the executive fails to provide such timely notice, then such event or circumstances will no longer constitute Good Reason. HRG shall have 30 days to cure the event or circumstances described in such notice, and if such event or circumstances are not timely cured, then the executive must actually terminate employment within 120 days following the specified event or circumstances constituting Good Reason; otherwise, such event or circumstances will no longer constitute Good Reason.
Grants of Plan-Based Awards for Fiscal 2017
The following table provides information concerning awards granted in Fiscal 2017 to our named executive officers. Messrs. Asali, Zargar and Nicholson did not receive plan-based awards in Fiscal 2017.
None of the Company’s named executive officers received equity-based compensation in 2017, except for Mr. Steinberg who received an equity grant in recognition of his service on the Board and did not receive any other compensation from the Company. In reading the table below, it should be noted that SEC disclosure rules require that this table include for each fiscal year the aggregate fair value, as of the grant date, of equity awards granted only during the applicable fiscal year. Under the Company’s bonus plan equity compensation for any fiscal year is not granted until the completion of such fiscal year. Accordingly, the value of such equity was not included in the Summary Compensation Table or the Grants of Plan-Based Awards Table for such year, but in accordance with SEC rules is included in next year’s compensation disclosure. For more details, please see footnote (2) to the Summary Compensation Table.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($) (3)

Joseph S. Steinberg	11/28/2016	5,092	—	$—	80,000
David M. Maura	12/14/2016	—	318,190	$15.39	1,895,458

(1)	The restricted stock awards to Mr. Steinberg made in Fiscal 2017 were granted with respect to his director services for HRG for Fiscal 2017.
(2)	The option awards made to Mr. Maura in Fiscal 2017 were granted pursuant to the 2016 Bonus Plan.
(3)
This column reflects the aggregate grant date fair value of the option and stock awards computed in accordance with FASB ASC Topic 718 (disregarding any risk of forfeiture assumptions). For a discussion of the relevant valuation assumptions, see Note 20 to Consolidated Financial Statements included in the Original 10-K.

Outstanding Equity Awards as of September 30, 2017

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Omar M. Asali	1,000,000	—		—	4.86	2/14/2022	—		—
	544,900	—		—	8.52	11/29/2022	—		—
	409,091	—		—	11.76	11/29/2023	—		—
	340,232	—		—	13.36	11/29/2024	—		—
	9,163	—		—	13.93	11/29/2025	—		—
David M. Maura	435,920	—		—	8.52	12/14/2022	—		—
	397,773	—		—	11.76	12/14/2023	—		—
	117,440	48,408	(3)	—	13.36	12/14/2024	110,211	(3)	833,183
	7,222	—		—	13.93	12/14/2025	—		—
	30,626	287,564	(4)		15.39	12/14/2026	—		—
Ehsan Zargar	30,000	—		—	4.68	5/14/2022	—		—
	19,644	—		—	8.52	11/29/2022	—		—
	24,545	—		—	11.76	11/29/2023	—		—
	19,846	11,218	(5)	—	13.36	11/29/2024	25,539	(5)	398,664

(1)	The exercise price of all equity awards is equal to the fair market value (closing sale price of our Common Stock) on the date of grant.
(2)	The amounts in this column reflect the fair market value of the unvested restricted stock based on the closing stock price of $15.61 on the last trading day in Fiscal 2017.
(3)
Mr. Maura’s unvested option awards will vest as follows: 48,408 on November 29, 2017. Mr Maura's employment terminated on November 28 2016. The numbers in the table reflect the gross number of shares that were unvested. However pursuant to the terms of his separation agreement 56,836 shares were withheld from the 110,211 shares for tax purposes. These shares related to the Fiscal 2014 bonus plan.

(4)	Mr. Maura’s unvested option awards will vest as follows: 30,626 on December 14, 2017, 128,469 on December 14, 2018 and 128,469 on December 14, 2019.
(5)	Mr. Zargar’s unvested option awards will vest as follows: 11,218 on November 29, 2017. Mr. Zargar’s restricted stock will vest as follows: 25,539 on November 29, 2017.

Option Exercises and Stock Vested in Fiscal 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting ($) (6)
Joseph S. Steinberg	5,092	(1)	79,486
Omar M. Asali	382,117	(2)	5,987,773
	289,076	(3)	5,584,948
	289,077	(4)	4,523,837
	8,715	(5)	119,308
David M. Maura	393,496	(2)	6,166,082
	56,837	(6)	874,721
	110,212	(4)	1,727,022
	6,868	(5)	94,023
	17,833	(2)	279,443
	25,539	(4)	400,196

(1)	Represents restricted stock awards granted in relation to his director duties in December 2016 and vested on September 30, 2017.
(2)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2013, which vested on November 29, 2016.
(3)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2014, which vested on March 31, 2017.
(4)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2014, which vested on November 29, 2016.
(5)	Represents stock awards granted pursuant to the bonus plan for Fiscal 2015 which vested on November 24, 2015.
(6)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2014, which vested on December 14, 2016.
Pension Benefits
For Fiscal 2017, the Company did not maintain any defined benefit pension plan for the benefit of our named executive officers.
Nonqualified Deferred Compensation
Our annual bonus program provided for an automatic deferral of payouts in excess of two times the target bonus pool, subject to clawback in later years if certain bonus thresholds were not met.

Name	Registrant Contributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
David M. Maura	$1,815,080	$1,815,080
Payments Upon Termination and Change of Control
The following table sets forth amounts of compensation that would have been paid to Messrs. Zargar and Nicholson if their employment was terminated without Cause or for Good Reason. The amounts shown assume that such termination was effective as of September 30, 2017.
As discussed above, Mr. Asali’s and Mr. Maura’s employment was terminated prior to September 30, 2017 and Mr. Steinberg is not eligible to receive severance.

Name	Cash Severance	Prior Year Annual Bonus	Benefits Continuation(1)	Total
Ehsan Zargar (2)	$6,000,000	$423,904	$15,644	$6,439,548
George C. Nicholson (3)	1,475,000	—	27,995	1,502,995

(1)	This column reflects estimated payments for COBRA coverage.
(2)
Mr. Zargar’s payments would be payable pursuant to the Restated Zargar Retention Agreement and includes (i) $1,000,000 in respect of Fiscal 2017, which was paid on October 2, 2017, (ii) $4,000,000 in respect of Fiscal 2018, which are payable as follows: $2,000,000 on June 30, 2018 and $1,000,000 on October 2, 2018 and (iii) a payment equal to $1,000,000 upon the closing of a sale, merger, change of control, or other strategic transaction involving the Company’s beneficial ownership interest in FGL. In addition, pursuant to the Restated Zargar Retention Agreement, Mr. Zargar would have an extended period of time within which he could exercise his options, as further described in the section titled “Agreements with Named Executive Officers.” Mr. Zargar’s prior year bonus reflects 25,539 shares of restricted stock that would have otherwise vested on November 29, 2017 and 11,218 stock options with an exercise price of $13.36 that would otherwise have vested on November 29, 2017.

(3)
Mr. Nicholson’s payments would be payable pursuant to the Restated Nicholson Retention Agreement and includes (i) a retention payment equal to $325,000 in respect of Fiscal 2017, (ii) a bonus equal to $400,000 in respect of Fiscal 2017, (iii) a retention payment equal to $325,000 in respect of Fiscal 2018 and (ii) a bonus equal to $425,000 in respect of Fiscal 2018.

Director Compensation
Directors who are not employees of the Company (“non-employee directors”) receive an annual retainer of $80,000 (paid on a quarterly basis). Non-employee directors also receive an annual equity award of $80,000, granted as restricted stock or restricted stock units, which vest on the last date of the Company’s fiscal year, subject to continued service on the Board on such date.
In addition, newly elected non-employee directors receive a commencement equity award of $80,000, granted as restricted stock or restricted stock units, to vest in full on the one-year anniversary of the commencement of each such director’s service on the Board. Newly elected directors are only entitled to receive the annual equity award in the first fiscal year commencing immediately following the date such newly elected director becomes a member of the Board.
For Fiscal 2017, compensation for service on the standing committees of the Board is paid in quarterly installments as follows:

Committee	Chair Annual Retainer	Member Annual Retainer
Audit	$26,000	$15,000
Compensation	15,000	6,000
Nominating and Corporate Governance	10,000	5,000
In addition, if a non-employee director attends in excess of 20 in-person committee meetings of our Board in one fiscal year, then such director receives $1,500 for each meeting in excess of 20 that such director attends.
We maintain a non-employee director share retention requirement, requiring each non-employee director to retain ownership of 100% of his or her covered shares, net of taxes and transaction costs, until the earlier of (i) the date of such director’s termination of employment or (ii) the date such person is no longer a director.
On November 28, 2016, equity awards of 5,092 restricted stock were granted to each of Messrs. Ianna, Luterman, Steinberg, Whittaker and Glovier for Fiscal 2017 services, which vested on September 30, 2017.
Director Compensation Table
The following table shows for Fiscal 2017 certain information with respect to the compensation of the directors of the Company, excluding Omar M. Asali and David M. Maura, whom did not receive any compensation for service as a director of HRG and whose compensation for their service as officers of HRG is disclosed above in the section entitled “Summary Compensation Table.”

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Frank Ianna (3)	$117,000	$80,000	$197,000
Gerald Luterman (3)	120,000	80,000	200,000
Joseph S. Steinberg (3)	85,927	80,000	165,927
Andrew Whittaker (3)	80,000	80,000	160,000
Curtis Glovier	106,000	80,000	186,000
Andrew A. McKnight (4)	—	—	—

(1)
Messrs. Maura and Asali were employees of our Company and did not receive any compensation from the Company for their services as HRG directors. Also excluded from this table are: (i) the ordinary board fees that Messrs. Asali, Maura and Steinberg received for service on the board of Spectrum Brands; and (ii) the ordinary board fees that Messrs. Asali and Steinberg received for service on the board of FGL. See section titled “Summary Compensation Table.”

(2)	This column reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding any risk of forfeiture assumptions).
(3)	On November 28, 2016, equity awards of 5,092 restricted stock were granted to each of Messrs. Luterman, Ianna, Steinberg, Whittaker and Glovier, which vested on September 30, 2017.
(4)	Mr. McKnight joined the Board on July 21, 2016. Mr. McKnight is entitled to, but has not yet received compensation for his services as a director of HRG.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Currently, our Compensation Committee is composed of Messrs. Frank Ianna (Chairman), Curtis A. Glovier, Gerald Luterman, and Andrew A. McKnight. None of the members of our Compensation Committee is or has ever been one of our officers or employees. On April 14, 2017, Mr. Steinberg resigned from our Compensation Committee and our Nominating and Corporate Governance Committee when he was appointed as our Chief Executive Officer. In addition, during Fiscal 2017, none of our executive officers served as a member of the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this report with our management. Based on that review and discussion, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this report.
THE COMPENSATION COMMITTEE
Frank Ianna (Chairman)
Curtis A. Glovier
Gerald Luterman
Andrew A. McKnight

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below shows the number of shares of our Common Stock beneficially owned as of April 20, 2018 by:

•	each director;

•	each of our named executive officers for Fiscal 2017;

•	each person known to us to beneficially own more than 5% of our outstanding Common Stock (the “5% stockholders”); and

•	all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% stockholders, the number of shares of our Common Stock beneficially owned by 5% stockholders and former directors and officers, including shares of our Common Stock which may be acquired by them within 60 days, is based upon filings with the SEC as indicated in the footnotes to the table below. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them, subject to applicable community property laws. As of April 20, 2018, there were 203,103,593 shares of Common Stock outstanding (including shares of restricted stock).
Included in the computation of the number of shares of our Common Stock outstanding and beneficially owned by a person and the percentage ownership of that person in the table below are shares of our Common Stock that are subject to options, warrants or restricted stock units held by that person that are currently exercisable or become exercisable, or vest, as applicable, within 60 days of April 20, 2018.These shares of our Common Stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o HRG Group, Inc., 450 Park Avenue, 29th floor, New York, New York 10022.

Name and Address	Beneficial Ownership	Percent of Class
5% Stockholders as of April 20, 2018
Leucadia National Corporation (1)	46,632,180	22.96%
CF Turul Group (2)	32,994,740	16.25%
Our Directors and Fiscal 2017 Named Executive Officers, each as of April 20, 2018
Omar M. Asali **	1,402,324	*
Curtis A. Glovier	9,839	*
Frank Ianna	32,098	*
Gerald Luterman	32,098	*
David M. Maura (3)**	2,035,563	1.00%
Joseph S. Steinberg	27,068	*
Andrew Whittaker	27,068	*
Andrew A. McKnight	—	*
George C. Nicholson	—	*
Ehsan Zargar (4)	198,330	*
All current directors and executive officers as a group (8 persons) (5)	326,501	*
*     Indicates less than 1% of our outstanding Common Stock.
**     As disclosed in greater detail herein, Messrs. Asali’s and Maura’s employment with the Company ceased in Fiscal 2017. Mr. Maura resigned from the Board on December 31, 2017.

(1)
Based solely on a Schedule 13D, Amendment No. 4, filed with the SEC on February 27, 2018, Leucadia is the beneficial owner of 46,632,180 shares of our Common Stock, including the 28,000,000 shares Leucadia may from time to time sell and receive the proceeds from such sale for its own account. The address of Leucadia is 520 Madison Avenue, New York, New York 10022.

(2)
Based solely on a Schedule 13D, Amendment No. 6, filed with the SEC on February 28, 2018, CF Turul LLC is the beneficial owner of 32,994,740 shares of our Common Stock. The 32,994,740 shares excludes one share of our preferred stock owned by CF Turul, which cannot be converted into Common Stock. As described in the Schedule 13D, each of Fortress Credit Opportunities Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC, FCO MA LSS Advisors LLC, Fortress Credit Opportunities MA Maple Leaf Advisors LLC, Fortress Global Opportunities (Yen) Advisors LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Special Opportunities Advisors LLC, FIG LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine M. Dakolias (collectively, the “CF Turul Group”) may also be deemed to be the beneficial owner of our shares of Common Stock beneficially owned by CF Turul, assuming the effectiveness of a joint investment committee agreement. The business address of CF Turul is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(3)
Includes 967,548 shares of Common Stock and 1,068,015 shares underlying options that have vested. Does not include 256,938 shares of Common Stock that have not vested and will not vest within 60 days of April 20, 2018.

(4)	Includes 93,077 shares of Common Stock and 105,253 shares underlying options that have vested.
(5)
Includes 221,248 shares of Common Stock and 105,253 shares of Common Stock underlying options that are currently exercisable. Does not include 256,938 shares underlying unvested options that do not vest within 60 days of April 20, 2018.

Changes in Control
To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may, at a subsequent date, result in a change in control of the Company, other than ordinary default provisions that may be contained in our Charter or Bylaws, or trust indentures, or other governing instruments relating to the securities of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Board has adopted a Statement of Policy with Respect to Related Party Transactions (the “Related Party Transactions Policy”). A “Related Party Transaction” is defined in the Related Party Transactions Policy as any financial transaction or any series of similar transactions in which we are a participant and in which a related person (i.e., a director, officer, beneficial owner of more than 5% of any class of our capital stock or a family member or controlling or controlled entity of the foregoing persons) has a direct or indirect interest, other than: (i) our payment of compensation to a related person for the related person’s service in the capacity that give rise to the person’s status as a “related person”; (ii) transactions available to all of our employees or all of our stockholders on the same terms; and (iii) transactions which, when aggregated with the amount of all other transactions between us and the related person, involve in a fiscal year the lesser of (a) $100,000 or (b) 1% of the average of our total assets at year-end for the last two completed fiscal years. Pursuant to the Related Party Transaction Policy, the Related Party Transaction proposed to be entered into must be reported to our Board for review. In reviewing and determining whether to approve a proposed Related Party Transaction presented to our Board, the disinterested members of our Board will analyze such factors as they deem appropriate. We may only enter into a Related Party Transaction upon approval by our Board. Our Board may delegate its authority to review and approve Related Party Transactions to the Audit Committee or other committee of our Board.
In November 2012, the Company had entered a reciprocal services agreement (the “Services Agreement”) with Harbinger Capital Partners LLC and certain of its affiliated funds (“HCP”), which was at that time the beneficial owner of more than 10% of the outstanding shares of common stock of HRG, with respect to the provision of services that may include providing office space and operational support and each party making available their respective employees to provide services as reasonably requested by the other party, subject to any limitations contained in applicable employment agreements and the terms of the Services Agreement. The Services Agreement was terminated effective as of March 1, 2015. The Company recognized $3.3 million of expenses under this Service Agreement with respect to Fiscal 2015 and no other payments since that date.
On November 25, 2014, the Company and Mr. Falcone, who was at that time through HCP the beneficial owner of more than 10% of the outstanding shares of common stock of HRG, entered into a Separation and General Release Agreement (the “Separation Agreement”) pursuant to which, in connection with his resignation from HRG, Mr. Falcone was paid $20.5 million as a one-time payment, $16.5 million, which constituted the unpaid portion of Mr. Falcone’s Fiscal 2014 annual bonus (in cash, rather than a combination of cash and equity) and $3.3 million which constituted a pro-rata bonus for Fiscal 2015 (in cash, rather than a combination of cash and equity) for service through December 1, 2014 based on anticipated results. Mr. Falcone’s warrant was amended to provide for their continued vesting, in accordance with their prior vesting schedule, as if Mr. Falcone remained employed with the Company through each applicable vesting date. In exchange, Mr. Falcone executed a general release of claims in favor of the Company and agreed to various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement, confidentiality, and further cooperation.
During Fiscal 2015, Jefferies LLC (“Jefferies”), a wholly owned subsidiary of Leucadia National Corporation (“Leucadia”), which through subsidiaries beneficially owns more than 10% of the Company’s outstanding shares of Common Stock, acted as an initial purchaser for the Company’s issuance of senior notes. In HRG’s offering of 7.875% Notes and 7.75% Notes, Jefferies received $0.7 million and $0.3 million, respectively, in discounts and commissions as a participating initial purchaser.
In May 2015, Spectrum Brands made an offering of $1.0 billion of its 5.75% Notes, whereby Jefferies received aggregate discounts and commissions paid by Spectrum Brands of approximately $2.6 million as a participating initial purchaser. Jefferies also received aggregate discounts and commissions of approximately $1.5 million as a participating underwriter in Spectrum Brands’ $575.0 million offering of common stock in May 2015. In addition, Jefferies was one of the financing institutions that committed to provide “back stop” bridge facilities in an aggregate amount of $1.5 billion in connection with the financing of the AAG acquisition and received aggregate fees paid by Spectrum Brands of approximately $2.1 million. In Fiscal 2016, Jefferies acted as one of the initial purchasers of Spectrum Brands’ offering of €425.0 million of its 4.00% Notes due 2026, for which Jefferies received $0.3 million in discounts, commissions and reimbursements of expenses.
On September 25, 2015, CorAmerica assigned its interests under certain purchase agreements regarding outlet center developments to entities and accounts related to Fortress Investment Group LLC (“Fortress”), which, through affiliates, had acquired interests greater than 10% ownership in the Company as of September 30, 2016. The aggregate consideration for such assignment included a $0.4 million fee.
On October 7, 2015, FGL entered into an Engagement Letter with Jefferies pursuant to which Jefferies agreed (on a non-exclusive basis) to provide financial advisory services to FGL in connection with a transaction involving a merger or other similar transaction with respect to at least a majority of the capital stock of FGL. HRG was also a party to the Engagement Letter. Under the Engagement Letter, Jefferies is entitled to receive a fee which represents a percentage of the value of the transaction, plus reimbursement for all reasonable out-of-pocket expenses incurred by Jefferies in connection with their engagement. FGL has also agreed to indemnify Jefferies for certain liabilities in connection with their engagement. HRG is required to reimburse FGL for compensation paid by FGL to Jefferies under certain circumstances. Specifically, if compensation to Jefferies becomes payable in respect of a transaction that involves a disposition of shares of FGL held by HRG

(and not other stockholders of FGL), HRG will reimburse FGL for the full amount of such compensation. If compensation to Jefferies becomes payable in respect of a transaction that involves a disposition of shares of FGL held by HRG and a disposition of not more than 50% of the shares of FGL held by stockholders of FGL other than HRG, HRG will reimburse FGL for its pro rata portion of such compensation (based on its relative number of shares compared to those held by stockholders of FGL other than HRG). On May 8, 2017, the parties executed an amendment to extend the term of the Engagement Letter.
On October 9, 2015, HGI Funding entered into a Stock Purchase Agreement, by and among HGI Funding, HC2 Holdings, Inc. (“HC2”) and the purchasers party thereto, whereby HGI Funding sold its remaining equity interest in HC2 for an aggregate purchase price of $35.1 million. Jefferies agreed to purchase 1.2 million shares in the transaction at a purchase price of $7.50. In addition, Mr. Falcone purchased through an HCP fund 540 thousand shares in the transaction at a purchase price of $7.50 per share.
On October 23, 2015, Front Street Cayman sold bonds issued by Phoenix Life Insurance Company and received approximately $14.0 million in aggregate proceeds from the sale. Jefferies acted as the principal in the transaction.
FGL has invested in CLO securities issued by Fortress Credit Opportunities III CLO LP (“FCO III”) and also invested in securities issued by Fortress Credit BSL Limited (“Fortress BSL”). The parent of both FCO III and Fortress BSL is Fortress, which had acquired interests greater than 10% ownership in HRG as of September 30, 2016. Such CLOs had an aggregate total carrying value of $176.3 million and $227.5 million as of September 30, 2017 and 2016, respectively. The Company’s net investment income from such securities was $11.6 million, $11.0 million and $9.5 million for the Fiscal 2017, 2016 and 2015, respectively, and was included in “Income (loss) from discontinued operations, net of tax” in the accompanying Consolidated Statements of Operations.
On October 16, 2017, the Company entered into an engagement letter with Jefferies pursuant to which Jefferies agreed to act as co-advisor to the Company (with the other co-advisors acting as lead financial advisor to the Company) with respect to the Company’s review of strategic alternatives. Under this engagement letter, Jefferies is entitled to receive up to a $3.0 million transaction fee, which may be increased by another $1.0 million at the sole discretion of the Company, and reimbursement for all reasonable out of pocket expenses incurred by Jefferies in connection therewith. In addition, the Company has agreed to indemnify Jefferies for certain liabilities in connection with such engagement.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
In accordance with Sarbanes-Oxley, the Audit Committee Charter provides that the Audit Committee of our Board has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for the Company by our independent registered public accounting firm and the related fees. Pursuant to its charter and in compliance with rules of the SEC and PCAOB, the Audit Committee has established a pre-approval policy and procedures that require the pre-approval of all services to be performed by the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit services or audit-related services and tax services, so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent registered public accounting firm. The Audit Committee has also delegated pre-approval to the Audit Committee Chairman to pre-approve audit services of up to $200,000 and certain permitted non-audit services up to $50,000 per engagement; however, any services pre-approved by the Audit Committee Chairman must be reported to the full Audit Committee at its next meeting.
The table below sets forth the professional fees we paid to our independent registered public accounting firm for professional services rendered for the Company, FS Holdco II Ltd. (excluding FGL), HGI Energy and HGI Funding. Professional fees paid for such services by our other reporting affiliates, FGL and its subsidiaries, Spectrum Brands and its subsidiaries and NZCH, are disclosed in such affiliates’ Annual Reports on Form 10-K or amendments thereto.

	For Fiscal 2017	For Fiscal 2016
Audit Fees	$1,954,000	$2,462,745
Audit-Related Fees	—	—
Tax Fees	33,900	22,612
All Other Fees	24,000	22,000
Total Fees	$2,011,900	$2,507,357

•
Audit Fees are fees for professional services for the audit of the consolidated financial statements included in Form 10-K and the review of the consolidated financial statements included in Form 10-Qs or services that are provided in connection with statutory and regulatory filings or engagements, such as statutory audits required for certain foreign subsidiaries.

•	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements.

•Tax Fees are fees for tax compliance, tax advice and tax planning.
•All Other Fees are fees, if any, for any services not included in the first three categories.
OTHER BUSINESS
As of the date hereof, our Board of Directors knows of no other matters to be brought before the meeting. The persons named on the proxy are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting.

HRG GROUP, INC.
450 PARK AVE.
29TH FLOOR
NEW YORK, NY 10022

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HRG GROUP, INC.

The Board recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Curtis A. Glovier
02) Joseph S. Steinberg

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for our fiscal year ending September 30, 2018.	☐	☐	☐

This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed, or if no choice is specified, will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposal 2. The proxies are authorized to vote upon such other business, including adjournments, as may properly come before the meeting and any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

HRG GROUP, INC.

June 12, 2018

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at ***www.HRGgroup.com*** under the heading "Annual Meeting and Materials."

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

E45587-P08904

HRG GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS: JUNE 12, 2018

This proxy is solicited by the Board of Directors for use at the HRG Group, Inc. Annual Meeting of Stockholders on June 12, 2018 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Company's 2018 Annual Meeting of Stockholders, receipt of which is hereby acknowledged, does hereby appoint and constitute Ehsan Zargar and George C. Nicholson, each or either of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Stockholders of HRG Group, Inc. (the "Company") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas, New York, New York 10019-6064, on June 12, 2018, beginning at 12:00 p.m., Eastern Time, and at any postponement or adjournment thereof, with respect to all of the shares of the Company's common stock, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all of the powers that the undersigned would possess if personally present and acting, as indicated on the reverse. These proxies are authorized to vote in their discretion upon such other business as may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted as the Board of Directors recommends.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)